                                                                    EXHIBIT 10.1

January ___, 2006


<<First>> <<Last>>

Re:   RESTRICTED STOCK AWARD AGREEMENT


Dear <<First>>:

I am pleased to confirm that the Compensation Committee (the "Committee") of the Board of Directors of Nuveen Investments, Inc. (the "Company") has approved the award (the "Award") to you of <<RSHARES>> shares of Class A Common Stock of the Company as a Restricted Stock Award under the Nuveen Investments, Inc. 2005 Equity Incentive Plan (the "Plan"). Subject to your acceptance of the terms and conditions of this Award set forth in this letter agreement (this "Agreement"), this Award is effective as of <<GRANTDATE>> (the "Effective Date"). Except as provided herein and in the Plan, shares of Restricted Stock subject to this Award will vest in a single installment on <<VESTDATE>>.

The terms and conditions of this Award are governed by this Agreement and the Plan (a copy of which is attached hereto). Unless otherwise defined herein, terms used in this Agreement have the meanings assigned to them in the Plan. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern, except as set forth in paragraph 6 below, where the terms of this Agreement shall govern.

1. As soon as practicable after the Effective Date of this Award, the Company will transfer to and register in your name the number of shares of Class A Common Stock designated in this Award. No deferral opportunity is being offered with this grant of Restricted Stock.

2. Shares of Restricted Stock transferred under paragraph 1 will be evidenced by one or more certificates bearing a legend referring to the terms, conditions and restrictions applicable to such Restricted Stock. The Company will retain physical possession of such certificates, and you will be required upon demand to execute and deliver one or more stock powers to the Company, endorsed in blank, relating to such shares of Restricted Stock for so long as such shares remain unvested and subject to a risk of forfeiture. Shares of Restricted Stock that have not fully vested under the vesting provisions described below, and the right to vote such stock and receive Dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered; provided, however, that you may grant to another person a revocable proxy to vote unvested shares of Restricted Stock at a Company stockholder meeting.

3. You (or your beneficiary) will have full voting rights with respect to shares of Restricted Stock granted to you in this Award.

4. You will be entitled to receive Dividends on shares of Restricted Stock payable to shareholders of record after the Effective Date (unless and until such Restricted Stock is forfeited). In the absence of an 83(b) election, (described in further detail in a separate attachment), Dividends paid on unvested shares of Restricted Stock will be treated as ordinary compensation and are subject to withholding.

5. Under the Plan, unvested shares of Restricted Stock will be forfeited in the event of termination of your employment with the Company and its subsidiaries, unless such termination is due to (i) your death, (ii) your Disability, (iii) your Retirement, (iv) a termination by the Company without Cause, or (v) a termination by you as a result of Constructive Termination (but only as provided in an employment agreement between you and the Company), and (vi) a Disaffiliation Transaction (all except "Retirement" as defined in the Plan). Where your employment is terminated for one of the reasons set forth in (i) through (vi) above, the Plan provides for accelerated vesting of your Restricted Stock.

6. "Retirement" as used in this Agreement means your retirement from your employment with the Company or a Company subsidiary at (i) (your normal retirement date upon reaching age 65, or (ii) your early retirement with the approval of the Committee. There is no right to retire under this Agreement when the combination of your age and years working at the Company reach 90. By accepting this Agreement, you hereby waive all rights which you would otherwise have under the Plan with regard to the definition of "Retirement" set forth therein.

7. Subject to satisfaction of any tax withholding obligation as described below, shares of Restricted Stock that are no longer subject to forfeiture, will be transferred and delivered to you or your beneficiary as soon as practicable after the date on which they irrevocably vest. Upon the vesting of shares of Restricted Stock, the prohibition against the sale or transfer of such shares will be lifted and such shares may be treated as any other shares of Class A Common Stock of the Company, subject to any restrictions on transfer that may be applicable under federal securities laws. In the absence of an 83(b) election (described in further detail in a separate attachment), the transfer of such shares of Restricted Stock to you or your beneficiary upon vesting will be subject to withholding by the Company of amounts sufficient to cover withholding obligations applicable to such payment and transfer. In the event that any required tax withholding upon the settlement of such Awards exceeds your other compensation due from the Company, you agree to remit to the Company, as a condition to the settlement of such Awards, such additional amounts in cash as are necessary to satisfy such required withholding. Any and all withholding obligations may be settled with shares of Class A Common Stock.

8. Nothing in the Plan or this Agreement will be construed as creating any right in the Participant to continued employment, or as altering or amending the existing terms and conditions of the Participant's employment.

9. To the extent not preempted by federal law, this Agreement shall be construed, administered and governed in all respects under and by the laws of the State of Delaware, without giving effect to its conflict of laws principles.

10. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Participant represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.



Very truly yours,

NUVEEN INVESTMENTS, INC.


By:
    --------------------------------
         Vice President



ACCEPTED:
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